                               Travis Boating Center
                                TBC Management LTD.

                               5000 Plaza on the Lake
                                    Suite 250
                                Austin, Texas 78746
                                 (512) 347-8787


Via Fax No. 202-942-9648
------------------------

Mr. Stephen Brown
Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

    Re: Travis Boats & Motors, inc. Registration Statement on Form S-3, Filed No. 333-46217

Dear Mr. Brown

     Pursuant to Rule 461 of the General Rules and Regulations under the Securities Act of 1933, as amended, we hereby request that the effective date of the above-captioned Registration Statement be accelerated so that the Registration Statement may become effective at 4:00 p.m. on Thursday, March 12, 1998, or as soon thereafter as possible.



                                          Sincerely,

                                          /s/ Michael  B. Perrine
                                          Michael B. Perrine
                                          Chief Financial Officer

   As filed with the Securities and Exchange Commission on March 10, 1998.

                       Registration Statement No. 333-46217
==============================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                            ________________________

                                PRE-EFFECTIVE NO. 1
                                        TO
                                     FORM S-3A
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ________________________

                           TRAVIS BOATS & MOTORS, INC.
                           (Exact name of Registrant)
Texas                                                       74-2024798
(State of incorporation)                                   (I.R.S. Employer
                                                            Identification No.)
                                Mark T. Walton
                     Chairman of the Board and President
                         Travis Boats & Motors, Inc.
                     5000 Plaza on the Lake, Suite 250
                            Austin, Texas 78746
                              (512) 347-8787
   (Address and telephone number of Registrant's executive offices and name, address and telephone number of agent for service)

                                  Copy to:
                              J. Rowland Cook
                             Mark E. Mouritsen
                            Jenkens & Gilchrist
                         A Professional Corporation
                      600 Congress Avenue, Suite 2200
                           Austin, Texas  78701
                             (512) 499-3800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

 If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
	_________________________________________________________

                    CALCULATION OF REGISTRATION FEE



                                  Proposed
                                   Maximum       Proposed
Title of Each           Amount    Offering       Maximum          Amount of
Class of Securities     to be     Price Per     Aggregate        Registration
to be Registered      Registered   Share(1)   Offering Price(1)     Fee(2)
===================   ==========  =========   =================  ============
Common Stock, $.01      91,965     $26.125       $2,402,586           $709
par value





(1)	Estimated solely for purposes of calculating the registration fee and based upon the average of the high and low prices reported on the Nasdaq National Market on March 6, 1998, in reliance on Rule 457(c) under the Securities Act.

(2)	A registration fee of $647.00 has previously been paid.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                     Subject to Completion; Dated March 10, 1998

                                  91,965 Shares



                           TRAVIS BOATS & MOTORS, INC.
                                   Common Stock

This Prospectus relates to an aggregate of 91,965 shares (the
"Shares") of common stock, par value $.01 per share ("Common Stock"), of Travis Boats & Motors, Inc. ("Travis Boats" or the "Company"). The Common Stock is currently traded over-the-counter on the Nasdaq National Market ("Nasdaq") under the symbol TRVS. On March 6, 1998, the closing sale price of the Common Stock on Nasdaq was $26.00 per share.

The Shares may be offered from time to time by persons (collectively, the "Selling Shareholders") who acquired the Shares in a transaction or chain of transactions not involving a public offering. The Selling Shareholders have indicated that the Shares may be sold in the over-the-counter market or otherwise at prevailing market prices or negotiated prices or by a combination of the foregoing methods of sale. No underwriter has been engaged to participate in the offering of the Shares.
 The Company will receive no portion of the proceeds of any sales of Shares by the Selling Shareholders. See "Plan of Distribution."

                   THESE SECURITIES INVOLVE CERTAIN RISKS.
                   SEE "RISK FACTORS" BEGINNING ON PAGE 5.


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES ADMINISTRATOR, NOR
	HAS THE COMMISSION OR ANY SUCH ADMINISTRATOR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                 TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is March 10, 1998.

                           AVAILABLE INFORMATION

The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is made to such Registration Statement and exhibits.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, the exhibits forming a part thereof, and the reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a web site (http:\\www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Company's Common Stock is traded on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company can also be inspected at the office of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1500.

The statements contained in this Prospectus that are not historical facts, including but not limited to, statements found in the "The Company" and "Risk Factors," are forward-looking statements as that term is defined in Section 21E of the Exchange Act that involve a number of risks and uncertainties. The actual results of the future events described in the forward-looking statements in this Prospectus could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: general economic conditions, competition and government regulations, as well as the risks and uncertainties discussed in this Prospectus, including without limitation, the matters discussed in "Risk Factors" and the uncertainties set forth from time to time in the Company's other public reports, filings, and public statements.


             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission are incorporated herein by reference:


(1)	the Company's Annual Report on Form 10-K for the fiscal year ended Septembe 30, 1997, filed with the Commission on December 29, 1997, Amendment Number 1 to the Company's Form
10K, filed on December 30, 1997, and Amendment Number 2 to the Company's Form 10K, filed with the Commission on January 28, 1998, and all amendments thereto;

(2)	the Company's Quarterly Report on Form 10Q for the quarter ended
December 31, 1997, filed with the Commission on February 17,
1998;

(3)	the description of the Common Stock set forth in the
Registration Statement on Form 8-A, filed with the Commission on May 23, 1996, including any amendment or report filed for the purpose of updating such description;
and

(4)	all documents filed by the Company with the Commission
pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering of the Shares, from the date of filing of such documents.

Any statement contained in a previously filed document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any accompanying Prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company undertakes to provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all documents incorporated herein by reference, other than exhibits. All requests for copies of such documents should be directed to: Michael B. Perrine, Secretary, Treasurer and Chief Financial Officer, Travis Boats & Motors, Inc., 5000 Plaza on the Lake, Suite 250, Austin, Texas 78746, telephone: (512) 347-8787.


                               THE COMPANY

Travis Boats & Motors, Inc. ("Travis Boats" or the "Company") is a leading multi-state superstore retailer of recreational boats, motors, trailers and related marine accessories in the southern United States. The Company, which currently operates 21 stores under the name Travis Boating Center in Texas, Arkansas, Louisiana, Alabama, Tennessee, Mississippi, Florida and Georgia, differentiates itself from competitors by providing customers a unique superstore shopping experience that showcases a broad selection of high quality boats, motors, trailers and related marine accessories at firm, clearly posted low prices. Each superstore also offers complete customer service and support, including in-house financing programs and full-service repair facilities staffed by factory-trained mechanics.


Travis Boats was incorporated as a Texas corporation in 1979. Since its founding as a single retail store in Austin, Texas, the Company has grown both through acquisitions and the establishment of new store locations. During the 1980's, the Company expanded into San Antonio, Texas with the construction of a new store facility. The Company subsequently made acquisitions of boat retailers operating within the Texas markets of Midland, Dallas and Abilene. It was during this initial period of expansion that the Company began developing the systems necessary to manage a multi-store operation and leveraging the economies of scale associated with volume purchasing. The Company's success in these areas led to the proprietary Travis Edition packaging concept and the Company's pricing philosophy. Since 1990, Travis Boats has opened or acquired 15 additional store locations in the following states: Texas (3), Arkansas (2), Louisiana
(3), Alabama (2), Tennessee (2), Mississippi (1), Florida (2) and Georgia
(1).

Included in the new store acquisitions are the following transactions:

Effective September 20, 1995, the Company acquired substantially all of the assets of Red River Marine, Inc., which operated store locations in the resort communities of Hot Springs and Heber Springs, Arkansas.

Effective December 1, 1995, the Company acquired substantially all of the assets of Clay's Boats & Motors, Inc., which operated a single store location in New Iberia, Louisiana.

Effective October 3, 1996, the Company acquired substantially all of the assets of North Alabama Watersports, which operated a single store location in Florence, Alabama.

Effective November 1, 1996, the Company acquired substantially all of the assets of Tri-Lakes Marine, Inc., which operated store locations in Winchester, Tennessee and Huntsville, Alabama.

Effective February 19, 1997, the Company acquired substantially all of the assets of Bent's Marine, Inc., which operated a single store location in Metairie, Louisiana.

Effective August 1, 1997, the Company acquired selected assets from McLeod Marine, Inc. of Pascagoula, Mississippi.

Effective September 30, 1997, the Company acquired all of the outstanding stock of Adventure Marine and Outdoors, Inc., Adventure Marine South, Inc., and Adventure Boat Brokerage, Inc. which collectively operated a store location in Fort Walton Beach, Florida and a store location in Key Largo, Florida.

Effective November 20, 1997, the Company acquired substantially all of the assets of Southeastern Marine Group, Inc., which operated a single store location in Hendersonville, Tennessee.

Effective December 15, 1997, the Company acquired selected assets from Worthen Marine of Roswell, Georgia.


The Company sells approximately 50 different models of brand-name fishing, water-skiing and general recreational boats, along with motors, trailers, accessories and related equipment. Personal watercraft, off-shore fishing boats and cabin cruisers are also offered for sale at selected store locations. During fiscal 1997, substantially all of the boats sold range in size from 16 to 23 feet at prices ranging from $7,500 to $23,000 with gross profit margins between approximately 21% and 23%. Approximately 4.5% of new boat sales are personal watercraft with retail prices generally ranging from $5,000 to $10,000 and approximately 3.2% of new boat sales are off-shore fishing boats and cruisers with lengths of 27 feet or greater and ranging in retail price from $50,000 to $300,000.

The Company custom designs and pre-packages combinations of popular brand-name boats, such as Larson, Sprint, Pro-Line and Sea Ark boats with Johnson outboard and other motors, trailers and numerous accessories, under its proprietary Travis Edition product line. These signature Travis Edition packages, which account for the vast majority of total new boat sales, have been designed and developed in coordination with the manufacturers and often include distinguishing features and accessories that have historically been unavailable to, or listed as optional by, many competitors. These factors enable the Company to provide the customer with an exceptional product that is conveniently packaged for immediate enjoyment and competitively priced.

The Company believes that it offers a selection of boat, motor and trailer packages that fall within the price range of the majority of all boats, motors and trailers sold in the United States. The Company's product line generally consists of boat packages priced from $7,500 to - $23,000 with approximate even distribution within this price range. As the Company continues to operate in Florida and enters other coastal type markets along the Gulf of Mexico or the Atlantic coast, management believes that the distribution of off-shore fishing boats and cabin cruisers will increase as a percentage of net sales. Management believes that by combining flexible financing arrangements with an even distribution of products through a broad price range, the Company is able to offer boat packages to customers with different purchasing budgets and varying income levels.

	RISK FACTORS

This Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical information provided herein are forward-looking and may contain information about financial results, economic conditions, trends and known uncertainties. The Company cautions the reader that actual results could differ materially from those expected by the Company, depending on the outcome of certain factors, including, without limitation, the risk factors discussed in this section. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof, including, without limitation, changes in the Company's business strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events.


 	Impact of Seasonality and Weather on Operations. The Company's business, as well as the entire recreational boating industry, is highly seasonal. Strong sales typically begin in January with the onset of the public boat and recreation shows, and continue through July. Over the previous four-year period, the average net sales for the quarterly periods ended March 31 and June 30 represented in excess of 28% and 37%, respectively, of the Company's average annual net sales. If, for any reason, the Company's sales were to be substantially below those normally expected during these periods, the Company's business, financial condition and results of operations would he materially and adversely affected. The Company generally realizes significantly lower sales in the quarterly period ending December 31, resulting in operating losses during that quarter.

The Company's business is also significantly affected by weather patterns which may adversely impact the Company's operating results. For example, drought conditions or merely reduced rainfall levels, as well as excessive rain, may force area lakes to close or render boating dangerous or inconvenient, thereby curtailing customer demand for the Company's products. In addition, unseasonably cool weather and prolonged winter conditions may lead to a shorter selling season in certain locations. Although the Company's geographic expansion has reduced, and is expected to continue to reduce, the overall impact on the Company of adverse weather conditions in any one market area, such conditions will continue to represent potential, material adverse risks to the Company and its future financial performance. Due to the foregoing factors, among others, the Company's operating results in some future quarters may be below the expectations of stock market analysts and investors. In such event, there could be an immediate and significant adverse effect on the trading price of the Common Stock.


Impact of General Economic Conditions and Discretionary Consumer
Spending. The Company's operations are dependent upon a number of factors relating to or affecting consumer spending. The Company's operations may be adversely affected by unfavorable local, regional or national economic developments or uncertainties regarding future economic prospects that reduce consumer spending in the markets served by the Company's stores. Consumer spending on non-essential goods such as recreational boats can also be adversely affected due to declines in consumer confidence levels, even if prevailing economic conditions are positive. In an economic downturn, consumer discretionary spending levels are also reduced, often resulting in disproportionately large declines in the sale of high-dollar items such as recreational boats. For example, during the Company's 1988-1990 fiscal years, the Texas economy was severely depressed due to declines in the financial, oil and gas and real estate markets. While the Company remained profitable during these periods, its operating performance declined. There can be no assurance that a similar economic downturn might not recur in Texas or any other market or that the Company could remain profitable during any such period. Similarly, rising interest rates could have a negative impact on consumers' ability or willingness to obtain financing from third-party lenders, which could also adversely affect the ability of the Company to sell its products. Changes in federal and state tax laws including, without limitation, the imposition or proposed adoption of luxury or similar taxes on certain consumer products, could also influence consumers' decisions to purchase products offered by the Company and could have a negative effect on the Company's sales. Local influences such as corporate downsizing, military base closings and the Mexican peso devaluation have adversely affected and may continue to influence the Company's operations in certain markets.

 	Dependence Upon Expansion. A significant portion of the Company's growth has resulted from, and will continue to be increasingly dependent upon, the addition of new stores and continued sales and profitability from existing stores. Since October 1991, at which time the Company operated five stores in Texas, the Company has opened or acquired 16 new store locations in Texas, Arkansas, Louisiana, Alabama, Tennessee, Mississippi, and Florida. During fiscal years 1997 and 1996, the stores added since October 1991 have collectively accounted for approximately 70.6% and 57.6%, respectively, of the Company's aggregate net sales. Comparable store sales increased 5.7% and 4.3% in fiscal years 1997 and 1996, respectively.
Recent rates of comparable store sales and net income growth are not necessarily indicative of the comparable store performance that may be achieved by the Company in the foreseeable future.

The Company intends to continue to pursue a strategy of growth into new markets through acquiring existing boat retailers, converting compatible facilities to Travis Boating Centers and building new store facilities. Accomplishing these goals for expansion will depend upon a number of general factors, including the identification of new markets in which the Company can obtain approval to sell its existing or substantially similar product lines, the Company's financial capabilities, the hiring, training and retention of qualified personnel and the timely integration of new stores into existing operations. The acquisition strategy will further depend upon the Company's ability to locate suitable acquisition candidates at a reasonable cost and to dispose, timely and effectively, of the acquired entity's remaining inventory, as well as the ability of the Company to sell its Travis Edition product line to the customer base of the previous owner. There can be no assurance that the Company can identify suitable acquisition candidates or complete acquisitions on terms and conditions favorable to the Company.

The strategy of growth through conversion of compatible facilities to Travis Boating Centers or the construction of new Travis Boating Centers will further depend upon the Company's ability (i) to locate and construct suitable facilities at a reasonable cost in those new markets in which the Company believes it can obtain adequate market penetration at standard operating margins without the acquisition of an existing dealer, (ii) to obtain the reliable data necessary to determine the size and product preferences of such potential markets and (iii) to introduce successfully its Travis Edition line. There can be no assurance that the Company will be able to open and operate new stores on a timely or profitable basis. Moreover, the costs associated with opening such stores may adversely affect the Company's profitability.

Management of Growth. The Company has undergone a period of rapid growth. Management has expended and expects to continue to expend significant time and effort in acquiring and opening new stores. There can he no assurance that the Company's systems, procedures and controls will be adequate to support the Company's expanding operations. The inability of the Company to manage its growth properly could have a material adverse effect on the Company's business, financial condition and results of operations.


The Company's management information system is designed to improve its ability to monitor and manage its geographically dispersed stores. This system is operational in 19 of the Company's 21 stores, with the most recently acquired stores planned to be operational during fiscal 1998.

There can be no assurance that the system will function as planned or that the system can be integrated smoothly with new store openings and acquisitions.

The Company's planned growth will also impose significant added responsibilities on members of senior management, including the need to identify, recruit and integrate new senior level managers, and the ability to maintain or expand Travis Edition's and Travis Boating Center's successful appeal to consumers. There is no assurance that any additions to management can be readily and successfully achieved or that the Company will be able to continue to grow its business.

Reliance on Manufacturers and Other Key Vendors. The Company's success is dependent upon its relationship with, and favorable pricing arrangements from, a limited number of major manufacturers. In the event these arrangements were to change or terminate for any reason, including changes in competitive, regulatory or marketing practices, the Company's business, financial condition and results of operations could be adversely affected.

As is typical in the industry, the Company deals with each of its manufacturers pursuant to an annually renewable, non-exclusive, dealer agreement that does not contain any contractual provisions concerning product pricing or required purchasing levels. Pricing is generally established on a model year basis, but is subject to change at the manufacturer's sole discretion.

The Company purchased approximately 100% of its new outboard motors for use on its Travis Edition lines of recreational boats in fiscal years 1997 and 1996, respectively, from Outboard Marine Corporation ("OMC"), the manufacturer of Johnson outboard motors. Unlike the Company's other dealer agreements, the Company's agreement with OMC is multi-year in nature. The current agreement, which is in the first of five years, sets forth an established discount level from the then prevailing dealer net price over the entire term of the agreement. This dealer agreement may be canceled by either party if the volume of product purchased or available to be purchased is not maintained at pre-established levels. If the Company's contract with OMC were canceled or modified, it could have a material adverse effect on the Company's business, financial condition and results of operations.


Approximately 34.3% and 22.7% of the Company's net inventory purchases in fiscal years 1997 and 1996, respectively, were from a single boat supplier. The Company also currently purchases a high percentage of the annual production of a limited number of boat manufacturers. To ensure adequate inventory levels to support the Company's expansion, it may be necessary for such manufacturers to increase production levels or allocate a greater percentage of their production to the Company. In the event that the operations of the Company's manufacturers were interrupted or discontinued, the Company could experience temporary inventory shortfalls, or disruptions or delays with respect to any unfilled purchase orders then outstanding. Although the Company believes that adequate alternate sources would be available that could replace a manufacturer as a product resource, there can be no assurance that such alternate sources will be available at the time of any such interruption or that alternative products will be available at comparable quality and prices. The unanticipated failure of any manufacturer or supplier to meet the Company's requirements with regard to volume or design specifications, the Company's inability to locate acceptable alternative manufacturers-or suppliers, the Company's failure to have dealer agreements renewed or to meet certain volume requirements with regard to purchasing, or any substantial increase in the manufacturer's pricing to the Company, could have a material adverse effect on the Company's business, financial condition and results of operations.

Limitations to Market Entry. Under certain of its dealer agreements, the Company must obtain permission from its manufacturers to sell products in new markets. While the Company has received permission to sell Johnson motors and various boat lines in its immediate expansion markets, manufacturers have not granted such permission to the Company in each of its broader target markets. While the Company believes it can sell products of other manufacturers in new markets, there can be no assurance that all of the Company's current manufacturers will grant permission for the Company to sell in new markets, or if unable to obtain such permission, that the Company can obtain suitable alternative sources of supply.

Unlike other states the Company has targeted for expansion, the State of Oklahoma has had restrictions on the location of competing marine dealers that limit the ability of new entrants in the retail boat industry to compete in Oklahoma. There can be no assurance that other states will not pass similar or other restrictions limiting new competition.

Income from Financing, Insurance and Extended Service Contracts. A substantial portion of the Company's income results from the origination and placement of customer financing and the sale of insurance products and extended service contracts (collectively, "F&I Products"), the most significant component of which is the income resulting from the Company's origination of customer financing. For example, during fiscal years 1997 and 1996, respectively, F&I Products accounted for approximately 4.4% and 4.2% of net sales and approximately 16.7% and 16.5% of gross profit. The Company's lenders may choose to pursue this business directly, rather than through intermediaries such as the Company. Moreover, lenders may impose terms in their boat financing arrangements with the Company that may be materially unfavorable to the Company or its customers. For these and other reasons, the Company could experience a significant reduction in income resulting from reduced demand for its customer financing programs.
 In addition, if profit margins are reduced on sales of F&I Products, or if these products are no longer available, it would have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, although optional extended service contracts sold by the Company are from third party providers that have further reinsured their warranty exposure and the Company has never experienced any claims due to the default of a third party extended service contract provider, the Company may experience significant breach of warranty claims as a result of the failure of a third party extended service contract provider or reinsurers that may, in the aggregate, be material to the Company's business.


Availability of Financing. The Company currently has significant floor plan and other inventory lines of credit from financial institutions and other lenders, which the Company believes reflect competitive terms and conditions. While the Company believes it will continue to obtain comparable financing from these or other lenders, there can be no assurance that such financing will be available to the Company. The failure to obtain sufficient financing on favorable terms and conditions could have a material adverse effect on the business, financial condition and results of operations of the Company.

Dependence on Key Personnel. The Company believes its success depends, in large part, upon the continued services of key management personnel, including Mark T. Walton, Chairman of the Board and President; Ronnie L. Spradling, Executive Vice President-New Store Development; and Michael B. Perrine, Chief Financial Officer, Secretary and Treasurer; and other key employees. Although the Company has employment agreements through TBC Management, Ltd. (an affiliated partnership of the Company) with each of Messrs. Walton, Spradling and Perrine expiring in June 1999, the loss of any of these individuals could materially and adversely affect the Company, including its business expansion plans. The Company maintains and is the beneficiary of key-man life insurance policies on Messrs.
Walton and Perrine in the amount of $1.0 million each, and on Mr. Spradling in the amount of $500,000.

Product and Service Liability Risks. Products sold or serviced by the Company may expose it to potential liability for personal injury or property damage claims relating to the use of those products.
Additionally, as a result of the Company's activities in custom packaging its Travis Edition lines, the Company may be included as a defendant in product liability claims relating to defects in manufacture or design. Historically, the resolution of product liability claims has not materially affected the Company's business. The Company generally requires manufacturers from which it purchases products to supply proof of product liability insurance. Although the Company maintains third party product liability insurance that it believes to be adequate, there can be no assurance that the Company will not experience legal claims in excess of its insurance coverage, or claims that are ultimately not covered by insurance. Furthermore, if any significant claims are made against the Company, the Company's business, financial condition and results of operations may be adversely affected by related negative publicity.

Volatility of Stock Price. Prior to the Company's initial public offering in June 1996, there was no public trading market for the Company's Common Stock. There can be no assurance of an ongoing active trading market or that the market price of the Common Stock will not decline. It is anticipated that there will be limited float in the market due to the relatively low number of shares owned by the public and consequently, fluctuations in the market price for the Common Stock could be significant.
 Recent market conditions for newly public companies, as well as the Company's quarterly variations in operating results due to seasonality and other factors, are likely to result in significant fluctuations in the market price for the Common Stock. Future announcements concerning the Company or its competitors, including government regulations, litigation or changes in earnings estimates or descriptive materials published by analysts, may also cause the market price of the Common Stock to fluctuate substantially. These fluctuations, as well as general economic, political and market conditions, such as recessions, may adversely affect the market price of the Common Stock.

Shares Eligible for Future Sale. Sales of substantial amounts of the Company's Common Stock in the public market, or the perception that such sales may occur, could have a material adverse effect on the market price of the Common Stock. As of December 18, 1997, the Company, its officers and directors and certain stockholders, beneficially own or control voting rights, in the aggregate, on approximately 1,619,557 shares of Common Stock. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale will have on the market price of the Common Stock prevailing from time to time.

Anti-takeover Effect of Articles and Bylaw Provisions. The Company's Articles of Incorporation provide that up to 1,000,000 shares of preferred stock may be issued by the Company from time to time in one or more series.
 The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions granted to and imposed upon any unissued series of preferred stock and to fix the number of shares of any series of preferred stock and the designation of any such series, without any vote or action by the Company's stockholders. The Board of Directors may authorize and issue preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company.
 The Company's Articles of Incorporation also allow the Board of Directors to fix the number of directors in the Bylaws with no minimum or maximum number of directors required. The Company's Bylaws currently provide that the Board of Directors shall be divided into three classes of two or three directors each, with each class elected for three-year terms expiring in successive years. The effect of these provisions may be to delay or prevent a tender offer or takeover attempt that a stockholder might consider to be in the stockholder's best interest, including attempts that might result in a premium over the market price for the shares held by the stockholders.

                           SELLING SHAREHOLDERS

The following table sets forth information, as of March 6, 1998, regarding the Selling Shareholders, their recent relationships with the Company and its affiliates, their ownership of Common Stock before and after this offering, and the number of Shares to be offered for the account of each.


                 Material                          Number of
             relationships with                    Shares to
                Company or        Amount of        be offered     Amount of
                affiliates       Common Stock     for Selling    Common Stock
Selling            since           owned at      Shareholder's    owned after
Shareholder    January 1994      March 6,1998       Account      offering(1)(2)
------------   ------------      ------------    -------------   --------------
Frederic L.        none             2,177            2,177              0
Pace

John. W.           none            86,184           86,184              0
Reinhold

Kevin T.           none             3,604            3,604              0
Knight

___________________________________


(1)	Assumes that all Shares are sold pursuant to this offering and that no additional Common Stock is sold or acquired by Selling
Shareholders.

(2)	In each case, represents less than 1% of issued and outstanding
Common Stock.


                           PLAN OF DISTRIBUTION

The Company has been advised by the Selling Shareholders that all or a portion of the Shares may be sold from time to time (i) on the Nasdaq National Market at prevailing market prices, (ii) otherwise than on such market at prevailing market prices or negotiated prices, or (iii) by a combination of the foregoing methods of sale. The Company will receive no portion of the proceeds of any sales of Shares by the Selling Shareholders, but will bear all expenses of registering the Shares under the Securities Act, except as provided below.

Pursuant to the terms of that Registration Rights Agreement dated
November 1, 1995 between the Company and the Selling Shareholders (or their predecessors in interest) (the "Registration Rights Agreement"), the Company has agreed to file the Registration Statement of which this Prospectus forms a part for the purpose of registering the potential resale of the Shares and to maintain the effectiveness of such Registration Statement for three years, as contemplated by the Registration Rights Agreement. In addition, the Company and the Selling Shareholders listed therein agreed to indemnify each other and certain affiliated parties from and against any losses or claims arising out of, among other things, (1) any untrue statement of a material fact or (2) any material omission contained or referred to in the Registration Statement. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Except as specifically set forth herein, none of the Selling
Shareholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates.


The Company has been advised by the Selling Shareholders that they
(or, subject to applicable law, their pledgees, donees, distributees, transferees or other successors in interest) intend to sell all or a portion of the Shares offered by this Prospectus from time to time (i) on the Nasdaq National Market, (ii) otherwise than on the Nasdaq National Market, in negotiated transactions at fixed prices which may be changed, at market prices prevailing at the time of sale or at prices reasonably related thereto or at negotiated prices, or (iii) by a combination of the foregoing methods of sale (any of which may involve crosses and block transactions). The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker-dealers may act as agent or to whom they may sell as principal, or both. The Company is not aware as of the date of this Prospectus of any agreements between any of the Selling Shareholders and any broker-dealers with respect to the sale of the Shares offered by this Prospectus. In connection with distributions of the Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares registered hereunder in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell Shares short and deliver the Shares to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell pursuant to this Prospectus. The Selling Shareholders may also pledge the Shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged Shares pursuant to this Prospectus.

The Selling Shareholders and any broker, dealer or other agent executing sell orders on behalf of the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event commissions received by any such broker, dealer or agent and profit on any resale of the Shares may be deemed to be underwriting commissions under the Securities Act. Such commissions received by a broker, dealer or agent may be in excess of customary compensation. The Shares may also be sold in accordance with Section 4(1) of the Securities Act or Rule 144 and Rule 145 under the Securities Act.

Information as to whether underwriters who may be selected by the Selling Shareholders, or any other broker-dealer, is acting as principal or agent for the Selling Shareholders, the compensation to be received by underwriters who may be selected by the Selling Shareholders, or any broker-dealer, acting as principal or agent for the Selling Shareholders and the compensation to be received by other broker-dealers, will, to the extent required, be set forth in a supplement to this Prospectus (the "Prospectus Supplement"). Any dealer or broker participating in any distribution of the Shares may be required to deliver a copy of this Prospectus, including the Prospectus Supplement, if any, to any person who purchases any of the Shares from or through such dealer or broker.

All expenses of registration incurred in connection with the offering will be borne by the Company. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

The Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rule 102 under Regulation M, which provisions may limit the timing of purchases and sales of any of the Common Stock by the Selling Shareholders. Rule 102 under Regulation M provides, with certain exceptions, that it is unlawful for a selling shareholder or its affiliated purchaser to, directly or indirectly, bid for or purchase or attempt to induce any person to bid for or purchase, for an account in which the selling shareholder or affiliated purchaser has a beneficial interest in any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the foregoing may affect the marketability of the Common Stock. The Company will require each Selling Shareholder and his or her broker if applicable, to provide a letter that acknowledges his compliance with Regulation M under the Exchange Act before authorizing the transfer of such Selling Shareholder's Shares.

It is anticipated that the Selling Shareholders may offer all of the Shares for sale. Further, because it is possible that a significant number of Shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of the Company's Common Stock.



                            LEGAL MATTERS

The validity of the Shares offered hereby will be passed upon for the Company by Jenkens & Gilchrist, A Professional Corporation, Austin, Texas.


                              EXPERTS

The consolidated financial statements of Travis Boats & Motors, Inc. appearing in the Company's Annual Report (Form 10-K) for the year ended September 30, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

________________________________________________
________________________________________________

     No dealer, salesman, or other
person has been authorized to give
any information or to make any
representations other than those                         91,965 Shares
contained in this Prospectus and,
if given or made, such information
or representations must not be
relied upon as having been                              TRAVIS BOATS &
authorized by the Company or the                         MOTORS, INC.
Selling Shareholders.  This
Prospectus does not constitute an
offer to sell or a solicitation of
an offer to buy any securities
other than the Shares nor does it
constitute an offer or solicitation
by anyone in any jurisdiction in
which such offer or solicitation
would be unlawful or to any person                       Common Stock
to whom it is unlawful to make such
offer or solicitation.  Neither the
delivery of this Prospectus nor any
offer or sale made hereunder at any
time shall imply that information
herein is correct as of any time
subsequent to the date hereof.


            _______________



	TABLE OF CONTENTS

Available Information...........2                  ----------------
Incorporation of Certain
  Documents by Reference........2                  PROSPECTUS
The Company.....................3
Risk Factors....................5                  ----------------
Selling Shareholders...........10
Plan of Distribution...........10
Legal Matters..................12
Experts........................12
                                                    March 10, 1998

________________________________________________
________________________________________________

                                    PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.	Other Expenses of Issuance and Distribution

The estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be borne by the Company, are set forth in the following itemized table:

     SEC Registration Fee.....................   $709
     Transfer Agent's Fees....................    500
     Blue Sky Fees and Expenses...............    500
     Accounting Fees..........................  2,500
     Legal Fees...............................  3,000
     Miscellaneous............................    500

           Total.............................. $7,709

Item 15.	Indemnification of Directors and Officers

 	The Company has authority under Articles 2.02A.(16) and 2.02-1 of the Texas Business Corporation Act (the "TBCA") to indemnify its directors and officers to the extent provided for in such statute. The Company's articles of incorporation permit indemnification of directors and officers to the fullest extent permitted by the TBCA.

The TBCA provides in part that a corporation may indemnify a director or officer or other person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of the corporation, if it is determined that (i) such person conducted himself in good faith; (ii) reasonably believed, in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interests, and, in all other cases, that his conduct was at least not opposed to the corporation's best interest; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

A corporation may indemnify a person under the TBCA against judgments, penalties (including excise and similar taxes), fines, settlement, and reasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

A corporation may also pay or reimburse expenses incurred by a person in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.


Additionally, the Company's articles of incorporation limit or eliminate a director's liability for monetary damages to the Company or its shareholders for acts or omissions in the director's capacity as a director, except that the articles of incorporation do not eliminate the liability of a director for (i) a breach of the director's duty of loyalty to the Company or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (iv) an act or omission for which the liability of a director is expressly provided for by an applicable statute.

Item 16.	Exhibits.

     4 Specimen share certificates (incorporated by reference to the Company's Registration Statement No. 333-003283 on Form S-1 filed on May 23, 1996)

     5 Opinion of Jenkens & Gilchrist, A Professional Corporation, regarding legality

     23.1 Consent of Jenkens & Gilchrist, A Professional Corporation (contained in its opinion filed as Exhibit 5)

     23.2 Consent of Ernst & Young LLP (contained in Part II of this Registration Statement)

     25      Power of Attorney (included on the signature pages hereof)

Item 17.	Undertakings.

A.	The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)	that, for the purpose of determining any liability under the
        Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective
        amendment any of the securities being registered which remain unsold at the termination of the offering.


B.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section
13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the
Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
 In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on March 9, 1998.

TRAVIS BOATS & MOTORS, INC.


                                                By: /s/ Mark T. Walton
                                                    Mark T. Walton,
                                                    Chairman of the Board and
                                                    President

Pursuant to the requirements of the Securities Act, this Pre-Effective Amendment No. 1 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        Signature                  Title                              Date

/s/ Mark T. Walton         Chairman of the Board and             March 9, 1998
Mark T. Walton                   President,
                          (Principal Executive Officer)

/s/ Michael B. Perrine      Chief Financial Officer,             March 9, 1998
Michael B. Perrine          Treasurer and Secretary
                           (Principal Financial and
                               Accounting Officer)

/s/        *                   Director and                      March 9, 1998
Ronnie L. Spradling         Executive Vice President -
                             New Store Development

/s/        *                        Director                     March 9, 1998
E. D. Bohls

/s/        *                        Director                     March 9, 1998
Joseph E. Simpson

/s/        *                        Director                     March 9, 1998
Robert C. Siddons

/s/        *                        Director                     March 9, 1998
Steven W. Gurasich, Jr.

/s/        *                        Director                     March 9, 1998
Zach McClendon, Jr.

* By:  /s/ Mark T. Walton
         Mark T. Walton
         Attorney-in-fact

                                   Exhibit 5


                              Jenkens & Gilchrist
                          A PROFESSIONAL CORPORATION




                           2200 ONE AMERICAN CENTER
                             600 CONGRESS AVENUE
                             AUSTIN, TEXAS 78701

                               (512) 499-3800
                           TELECOPIER (512) 404-3520

                               DALLAS, TEXAS
                              (214) 855-4500

                               HOUSTON, TEXAS
                               (713) 951-3300

                          LOS ANGELES, CALIFORNIA
                              (310) 820-8800

                            SAN ANTONIO, TEXAS
                              (210) 246-5000

                             WASHINGTON, D.C.
                              (212) 326-1500


                         WRITER'S DIRECT DIAL NUMBER
                              J. Rowland Cook
                              (512) 499-3821

                             February 11, 1998


Travis Boats & Motors, Inc.
500 Plaza on the Lake
Suite 250
Austin, Texas 78746

    Re:     Travis Boats & Motors, Inc.
            Registration Statement on Form S-3

Ladies and Gentlemen:

On February 11, 1998, Travis Boats & Motors, Inc., a Texas corporation (the "Company"), filed with the Securities and Exchange Commission ("Commission") a Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), relating to the offer and sale by the certain shareholders of the Company (the "Selling Shareholders") of an aggregate of 91,965 shares of common stock, $.01 par value per share (the "Shares"). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

In connection therewith, we have examined and relied upon the original or copies, certified to our satisfaction, of (i) the Articles of Incorporation and the Bylaws of the Company, in each case as amended to date, (ii) copies of resolutions of the Board of Directors of the Company authorizing the offering and the issuance of the shares to be sold by the Company and related matters, (iii) the Registration Statement, and all exhibits thereto, and (iv) such other documents and instruments as we have deemed necessary for the expression of opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.


Based upon the foregoing examination, we are of the opinion that the Shares have been duly and validly authorized and are legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.
 In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

Respectfully submitted,

JENKENS & GILCHRIST,
A Professional Corporation



By: /s/ J. Rowland Cook

J. Rowland Cook
Authorized Signatory

                                  Exhibit 23.2

                          CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Travis Boats & Motors, Inc. for the registration of 91,965 shares of its common stock and to the incorporation by reference therein of our report dated November 25, 1997, with respect to the consolidated financial statements of Travis Boats & Motors, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 1997, filed with the Securities and Exchange Commission.


                                                ERNST & YOUNG LLP



Austin, Texas

February 10, 1998